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                              FOR IMMEDIATE RELEASE


                              THOUSAND TRAILS, INC.
                        COMPLETES REDEMPTION OF PIK NOTES

      Dallas, Texas, December 16, 1998 -- Thousand Trails, Inc. (AMEX:TRV), one of the nation's largest owners and operators of membership-based campgrounds, today announced that it has completed the redemption of all $34.8 million principal amount of its 12% Senior Subordinated Pay-In-Kind Notes Due 2003 ("PIK Notes"). The Company funded this redemption with $12.5 million of its existing cash and $24.0 million of new borrowings under its Credit Agreement with Foothill Capital Corporation.

      Pursuant to the terms of the Indenture for the PIK Notes, the holders of the PIK Notes received from the Company on December 15, 1998 the sum of $1,000, plus accrued interest from July 15, 1998 to December 15, 1998 of $50.00 for each $1,000 principal amount of PIK Notes, for a total price of $1,050.00 for each $1,000 principal amount of PIK Notes (the "Redemption Price"). On December 15, 1998, interest ceased to accrue and the holders have no other rights as holders other than the right to receive the Redemption Price, without further interest, upon surrender of their certificates representing the PIK Notes.

      "We anticipate that the redemption of the PIK Notes will lower our interest costs in future periods," said Bill Shaw, President and CEO. "The interest rate on the PIK Notes is 12%, compared with an expected average interest rate of approximately 8% on the borrowings under the Credit Agreement, based on today's prime rate of 7.75%."

      Portions of this release may constitute "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in financial performance is contained in the Company's annual report on Form 10-K, which is filed with the Securities and Exchange Commission.

      Founded in 1969 to provide a secure, friendly, and affordable camping experience, Thousand Trails today offers a premium outdoors destination to 111,000 members through a system of 53 membership-based camping preserves located in 17 states and British Columbia, Canada. Thousand Trails also provides a reciprocal use program for members of approximately 325 recreational facilities and manages 130 public campgrounds for the US Forest Service.

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For further information contact:

Bryan Reed       (972) 243-2228